Exhibit 99.1

FOR IMMEDIATE RELEASE:
CONTACTS:	Media Contact:	Investor Relations Contact:
Interpharm Holdings, Inc.	Karen Pineman	Carl Hymans
George Aronson, CFO	G.S. Schwartz & Co.	G.S. Schwartz & Co.
631-952-0214	212-725-4500 ext. 311	212-725-4500 ext. 304
georgearonson@interpharminc.com	jscally@schwartz.com	carlh@schwartz.com

INTERPHARM ANNOUNCES CLOSING OF $10 MILLION CAPITAL FINANCING

HAUPPAUGE, N.Y. June 2, 2006 -- Interpharm Holdings, Inc. (Amex: IPA), a manufacturer and distributor of generic pharmaceuticals, today announced it has closed its $10 million capital financing with Tullis-Dickerson Capital Focus III, L.P., (“Tullis-Dickerson”). A full description of the Tullis-Dickerson stock purchase agreement, pursuant to which Tullis-Dickerson purchased Series B-1 Convertible Preferred Stock (“Series B-1”) and warrants, as well as a copy of the agreement, are provided in a Current Report on Form 8-K filed by Interpharm with the SEC on May 19, 2006. The Series B-1 stock is convertible into an aggregate of approximately 6.5 million shares of Interpharm common stock at $1.53 per share, and the warrants, which have an exercise price of $1.639 per share, are exercisable for an aggregate of 2,281,914 shares of common stock.

The Tullis-Dickerson financing supplements Interpharm’s $41.5 million credit facility with Wells Fargo Business Credit enabling its ongoing research and development spending and the continuing implementation of its four year expansion plan which began in 2004. Implementation of its plan will require Interpharm to incur projected increases in its research and development spending and thus anticipates it will generate losses for the next six to nine months. Interpharm believes that this spending, which focuses on six product areas, is an investment in the future and should result in Interpharm being able to file additional ANDAs generating added revenue from higher margin products than it currently markets today.

Interpharm also announced that on May 30, 2006, in connection with the Tullis-Dickerson investment, Rick Miller has been appointed as a member of the Interpharm Board of Directors. Mr. Miller has been a member of Tullis-Dickerson since 2002. Mr. Miller previously served as Senior Vice President of GE Equity, a division of GE Capital, where he led successful strategic investments in healthcare and technology companies and managed several private companies.

In connection with the Tullis-Dickerson financing, the holders of Interpharm’s Series K convertible preferred stock agreed to immediately convert all of the Series K stock into approximately 31,383,875 shares of common stock. In addition, certain holders of Interpharm’s Series A and Series B convertible preferred stock also authorized the conversion of such shares into an aggregate of 15,222 and 1,458 shares of common stock, respectively. The conversions of the Series A and Series B Preferred Stock will take place after Interpharm files an amendment to its certificate of incorporation after making certain required regulatory filings. These conversions will simplify Interpharm’s capital structure reducing the number of series of preferred stock outstanding to two.

Cameron Reid, Chief Executive Officer of Interpharm Holdings, Inc., stated: “During the due diligence period with Tullis-Dickerson, Rick Miller demonstrated his understanding of our business and strategic focus of our plan. Mr. Miller has already shared numerous strategic ideas with us and brings a fresh investor-centric perspective and management experience from which all investors in the company can benefit. Not only will the Tullis-Dickerson financing provide us with capital we budgeted for in our expansion plan, but it also gave us the opportunity to simplify our capital structure thus providing greater transparency to the market.”

Rick Miller commented: “Interpharm and its management team have made tremendous progress to date. We are excited to add the financial resources necessary to accelerate the company’s development and commercialization of new generic drugs.”

About Interpharm Holdings, Inc.

Interpharm currently develops, manufactures and distributes generic prescription strength and over-the-counter drugs. Interpharm will continue to focus on growing organically through internal product development and leveraging its strength in efficient and cost effective manufacturing. In addition, Interpharm will also continue to seek consummation of mutually beneficial strategic alliances and collaborations. Headquartered on Long Island, New York, Interpharm presently employs nearly 500 people.

About Tullis-Dickerson.

Tullis-Dickerson provides venture capital to health care companies at all stages of growth. Founded in 1986, the firm has raised four health care venture capital funds totaling approximately $400 million.

FORWARD-LOOKING STATEMENTS

Statements made in this news release, contain forward-looking statements concerning Interpharm's business and products involving risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. The actual results may differ materially depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, and additional competition from existing and new competitors, changes in technology, and various other factors beyond Interpharm's control. Other risks inherent in Interpharm's business are set forth in its filings with the SEC, including, but not limited to, its Form 10-K, filed on September 28, 2005 and Forms 10-Q filed on November 21, 2005, February 14, 2006 and May 16, 2006.

All information in this release is as of June 1, 2006. Interpharm undertakes no duty to update any forward-looking statements to conform the release to actual results or changes in its circumstances or expectations after the date of this release.